SHARES SALE CONTRACT


BETWEEN:

Mr. Paul Egan, an Irishman, of legal age, married, businessman, domiciled and resident at Suite 106, Plaza "Jardin des Arts", Jardines del Embajador, Sarasota Avenue, No. 65, Bell vista Sector, of the city of Santo Domingo, National District, bearer of the irish passport No. M571523; that for the following will be referred to as a Paul Egan and;

Econnect Inc. a business society, formed and regulated according the laws of the state of California, United States of America, with its social domicile at 2500, Villa Cabrillo Marina, Suite 112, San Pedro, California, United States of America, duly represented by its C. E. O. Mr. Thomas Hughes, an American, of legal age, married, businessman, bearer of the American passport No.035063650, domiciled and resident in the city of Los Angeles, estate of California, United States of America, and that for the following will be referred to as eConnect;

WHEREAS: eConnect wishes to acquire the remaining outstanding stock of Top Sports, S. A. owned by Paul Egan, which amounts to FOUR THOUSAND NINE HUNDRED NINETY SEVEN SHARES (4,997).

        THE PARTIES HAVE AGREED AND ACCORDED TO THE FOLLOWING:

ARTICLE I: PAUL EGAN agrees to sell to eConnect FOUR THOUSAND NINE HUNDRED NINETY SEVEN SHARES (4,997) of the remaining and outstanding stock of Top Sports, S. A. for the following payment: A) One Million (1,000,000) unrestricted free-trading shares of eConnect; and B) One Million (1,000,000) restricted shares of eConnect, this shares will be restricted from January 1st, 2000 to January 1st, 2001, after this date these restricted shares willl became unrestricted and free trading, and; C) One Million (1,000,000) Warrants at the fixed price of One Dollar (US$1.00) per share; All shares free trading and restricted, pertaining this article will be issued in the name of Paul Egan.

PARAGRAPH: eConnect Inc. declares that it understand that by Dominican law, a company to have valid existence needs at least seven shareholders, at all times. And that the remaining six shareholders posess one (1) share per person.

ARTICKE II: It is agreed by the parties that Paul Egan will remain as President, C. E. O. and Manager of Top Sports, S. A. until all the conditions and payments due to Paul Egan are met by eConnect, both related to this contract, and the one signed by the parties in the first day of November, 1999.

PARAGRAPH I: It is agreed by the parties that all gaming, casino, and gambling related sites, corporations, companies, partnerships or other forms of business or organizations and operations, virtual, physical or real, based either in the U. S. or abroad, created, set up, developed, mantained spun off, owned, leased, operated, partially or wholly, by eConnect Inc. and/or in which eConnect Inc. has or will havea controlling interest, will be headed and chaired by Mr. Paul Egan in the capacity of President and C. E. O.; in that order Econnect Inc. has the obligation to nominate and support in any voting process pertaining to the execution to this article, the candidacy of Paul
Egan for any such post related to gaming, casino or gambling operation, site, corporation, companie, partnership or other form of business or organization.

ARTICLE III: eConnect declares that has reviewed all Top Sports, S. A. operations prior to the date of signature of this contract, and has found them correct and true, and Top Sports, S. A. has submitted all accounting documentation relating to Top Sports, S. A. operations since January 1st 2000 to eConnect Inc. personnel, staff and consultants and has found such documentation and the information it contains, true and correct. For that purposes eConnect Inc. waivers any past, present or future claim or responsibility on Top Sports, S.
A. officers, employees, consultants, accounting, legal and management staff up to the date of signature of this contract, for the conduct and management of Top Sports, S. A.

ARTICLE IV: eConnect agrees that the property of the shares sold by this contract will not pass to the aforementioned party until all the conditions accorded to Mr. Paul Egan, and ion charge of eConnect Inc. by their previous agreement for November 1st 1999 between the parties are fully met by eConnect Inc. This outstanding obligations amount to date: A) Eight Hundred Thosuand (800,000) free trading unrestricted shares of eConnect Inc. and B) One Million Four Hundred Thousand (1,400,000) shares of eConnect Inc. purchases as warrants in February 2000 under the terms agreed by eConnect Inc. either in the form of consultancy shares or free trading shares.

ARTICLE V: This contract in no way, affects, modify or voids, any previous agreements or contracts between the parties, partially or in its entirety, until such time all obligations in charge of eConnect Inc. and in favor of Mr. Paul Egan are completely met as described in this contract and the previous agreement between the eConnect Inc. and Top Sports, S. A. on November 1st, 1999.

For any prevision not included in this contract the parties agree to accept California Law for contract interpretation.

The parties agree that nor part or entirety of this contract can be assigned to any third parties withouth the previous written consent of both parties.

The parties agree that if any Dominican or American judicial or official decision, injuction or order, renders part of this agreement temporarily non enforceable, the remaining articles not affected by the decision, injuction or order, will remain in full force.

In the city of San Pedro, California, United States of America, a the first (1st) day of January of the year two thousand (2000)

/s/ Paul Egan                      /s/ Thomas S. Hughes
PAUL EGAN                          THOMAS S. HUGHES

                                   IN BEHALF
                                   OF
                                   ECONNECT INC.